Exhibit 13(b)
LEHMAN BROTHERS FUNDS, INC.
PURCHASE AGREEMENT



	Lehman Brothers Funds, Inc. (the "Company"), a Maryland corporation, and Lehman Brothers Inc. (the "Distributor"), hereby agree as follows:

	The Company hereby offers the Distributor and the Distributor hereby purchases (a) 1 share of each of the Company's Lehman Brothers Daily Income Fund CDSC Shares and Lehman Brothers Municipal Income Fund CDSC Shares, each with par value of $.001 per share (the "New Classes"), at the price of $1.00 per share, and (b) one share of Lehman Selected Growth Stock Portfolio ("Selected Growth"), with par value of $.001 per share, at the price of $10.00 per share, for a total of three (3) shares (the "Shares"). The Shares are the "initial shares" of Selected Growth or the New Classes, as the case may be. The Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of three (3) Shares, and the Company hereby acknowledges receipt from the Distributor of funds in the amount of $12.00 in full payment for the Shares.

	The Distributor represents and warrants to the Company that the Shares are being acquired for investment purposes and not for the purpose of distribution.

	The Distributor agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date that the Company begins its investment activities, the Distributor will pay to the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Distributor or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

	The Company represents that a copy of its Amended Articles of Incorporation is on file in the Office of the Secretary of the State of Maryland.

	This Agreement has been executed on behalf of the Company by the undersigned officer of the Company in his capacity as an officer of the Company. The obligations of this Agreement shall be binding only upon the assets and property of each individual Portfolio and not upon the assets and property of any other portfolio of the Company and shall not be binding upon any Director, officer or shareholder of a Portfolio or the Company individually.

	This agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 4th day of April, 1994.


LEHMAN BROTHERS FUNDS, INC.


Attest:


____________________________	By:	_____________________________
		Name:
		Title:

Attest:	LEHMAN BROTHERS INC.


____________________________	By:	_____________________________
		Name:
		Title:


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